Exhibit 99.1

             Critical Therapeutics Reports Fourth Quarter
                 and Full Year 2004 Financial Results

    LEXINGTON, Mass.--(BUSINESS WIRE)--Feb. 17, 2005--Critical Therapeutics, Inc. (Nasdaq: CRTX), a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases, today reported financial results for the fourth quarter and year ended December 31, 2004.
    For the three months ended December 31, 2004, the net loss was $11.2 million, or $0.47 per common share, based on approximately 23.7 million weighted average common shares outstanding. This compares with a net loss of $11.1 million, or $13.63 per common share, for the three months ended December 31, 2003, based on approximately 816,000 weighted average common shares outstanding. The increase in common shares outstanding principally resulted from the issuance of new shares in connection with the Company's initial public offering (IPO) on May 27, 2004 and the conversion of all outstanding preferred stock to common stock.
    The Company has completed manufacturing scale-up in preparation for the U.S. introduction of its version of ZYFLO(R) Filmtab(R) (zileuton tablets) for asthma. Paul Rubin, M.D., Critical Therapeutics' president and chief executive officer, stated, "We are on track to submit our supplemental new drug application for ZYFLO to the U.S. Food and Drug Administration by the end of the first quarter of 2005. In addition, we are seeking to broaden our zileuton franchise beyond asthma through the development of new formulations targeting a range of disease indications."

    Recent Highlights

    Since the end of the third quarter of 2004, Critical Therapeutics has:

    -- Completed enrollment in its Phase II clinical trial of ZYFLO in patients with moderate to severe acne. The randomized, placebo-controlled trial, which is evaluating safety and efficacy, enrolled 100 patients. The Company expects to have top line data from this trial by the end of the second quarter of 2005.

    -- Signed an exclusive agreement with Beckman Coulter, Inc., licensing certain intellectual property rights to Critical Therapeutics' proprietary High Mobility Group Protein 1 (HMGB1) technology. Beckman Coulter intends to use the HMGB1 technology to develop an immunoassay for the detection and management of inflammatory diseases. Elevated levels of HMGB1, a pro-inflammatory cytokine, have been linked to several diseases, including rheumatoid arthritis, sepsis and septic shock.

    -- Signed a long-term supply agreement with Rhodia Pharma Solutions for the production of the active pharmaceutical ingredient (API) used in various formulations of zileuton, including ZYFLO. The API will be manufactured at Rhodia's facilities in the United Kingdom.

    -- Initiated a placebo-controlled Phase II clinical trial of CTI-01, the Company's anti-inflammatory compound, in patients undergoing major cardiac surgery involving cardiopulmonary bypass (CPB), such as coronary artery bypass graft and/or valve replacement or repair. In addition to evaluating safety, this double-blind trial will examine the efficacy of the compound in preventing organ damage following CPB in up to 150 patients at multiple centers in the United States.

    -- Received U.S. patent No. 6,846,842 B2, entitled, "Pyruvate Ester Composition and Method of Use for Resuscitation After Events of Ischemia and Reperfusion." The patent encompasses broad methods of use for CTI-01, and/or other related compounds, to counteract ischemia and reperfusion injury resulting from a variety of conditions.

    "I am very pleased with the efficiency and success of our drug discovery initiatives," Dr. Rubin said. "We are building a strong pipeline of product candidates aimed at modulating cytokine production. The most advanced compound in this program, CTI-01, has reached Phase II clinical testing, and we expect clinical candidates for our HMGB1 and alpha-7 programs to be identified in the second half of 2005."

    Financial Results

    Revenue for the three months ended December 31, 2004, increased to approximately $1.0 million, compared with revenue of $620,000 for the three months ended December 31, 2003. This revenue resulted from the Company's collaboration agreement with MedImmune, Inc. The Company is amortizing the initial $12.5 million payment from MedImmune and quarterly payments made by MedImmune for certain Critical Therapeutics' employees working on the program over the initial 41-month term of the agreement. The Company recognizes revenue under this agreement based on cumulative costs incurred to date versus an estimate of total costs for the program.
    As of December 31, 2004, Critical Therapeutics had approximately $78.8 million in cash and short-term investments, compared with $86.2 million at September 30, 2004 and $40.1 million at December 31, 2003. The Company used approximately $7.4 million in cash during the three months ended December 31, 2004 to fund its operations and capital expenditures. The increase in cash since December 31, 2003 resulted primarily from the proceeds from the Company's IPO and from the issuance of preferred stock prior to the IPO, offset in part by cash used to fund operations during 2004.
    Total operating expenses for the three months ended December 31, 2004 were $12.5 million, compared with $10.8 million for the three months ended December 31, 2003, an increase of approximately 15 percent. In addition, total operating expenses in the fourth quarter increased approximately $3.7 million, or 42 percent, compared to the third quarter of 2004. The increase in operating expenses in the fourth quarter of 2004, as compared to these previous periods, reflects costs related to enrolling patients in the Company's ongoing Phase II study of ZYFLO in moderate to severe acne and increased manufacturing costs related to the technology transfer and scale-up of production at the Company's third party manufacturers of ZYFLO and the controlled release formulation of zileuton.
    Research and development costs during the fourth quarter of 2004 decreased $609,000, or 6 percent, to $8.9 million, from $9.5 million for the three months ended December 31, 2003. Research and development costs principally related to the development of the Company's pipeline of drug candidates, including all formulations of zileuton, which the Company licensed in late 2003 and early 2004. The decrease in research and development expenses resulted from certain payments to third parties under licensing agreements on zileuton paid in 2003 that did not recur in 2004, offset in part by higher discovery and development costs on the Company's product candidates in the fourth quarter of 2004.
    General and administrative expenses increased approximately $2.3 million, or 173 percent, to $3.6 million in the fourth quarter of 2004, compared with $1.3 million for the three months ended December 31, 2003. This increase primarily was attributable to certain costs related to building the Company's sales and marketing organization to support the expected launch of ZYFLO in late 2005, as well as an increase in the number of employees performing general and administrative functions after the Company's IPO.
    Non-cash stock-based compensation expense totaled $1.5 million for the three months ended December 31, 2004, compared with $2.8 million for the three months ended December 31, 2003. Stock-based compensation expense varies each period and is calculated based upon a number of variables such as the number of underlying securities, the price of the Company's stock and the vesting period associated with each grant.
    For the year ended December 31, 2004, revenue increased to $4.4 million, compared with $1.0 million for the year ended December 31, 2003. The net loss available to common stockholders for the year ended December 31, 2004 was $33.3 million, or $2.28 per common share. This compares with a net loss available to common stockholders of $22.4 million, or $33.99 per common share, for the year ended December 31, 2003. Results for 2004 include total operating expenses of $36.5 million, compared with $21.2 million for the year ended December 31, 2003, an increase of 72 percent, resulting from increased costs of advancing our pipeline of product candidates. Non-cash stock-based compensation expense was $3.6 million for the year ended December 31, 2004, compared with $5.1 million for the year ended December 31, 2003.

    Financial Guidance

    For the three months ending March 31, 2005, net cash expenditures are expected to be between $11 million and $12 million. For the year ended December 31, 2005, the Company is projecting net cash expenditures of between $45 million and $50 million, net of cash received from any product sales and payments received under collaboration agreements. The increase in expenditures will be focused on building the Company's commercial organization and sales force to prepare the Company for its expected launch of ZYFLO in the asthma market in the fourth quarter of 2005 and continued investment in the Company's research and development programs to support upcoming milestones.

    Conference Call Information

    Critical Therapeutics will hold a conference call for investors to discuss the Company's fourth quarter and full year 2004 financial results, strategy and upcoming milestones. Investors and other interested parties can access the call as follows:



Date:     Thursday, February 17, 2005
Time:     5:00 p.m. ET
Dial-in:  (800) 967-7185 (domestic)
          (719) 457-2634 (international)
Webcast:  www.crtx.com


    A replay of the conference call will be available from approximately 8:00 p.m. ET February 17, 2005 until midnight ET
February 23, 2005. To hear the replay, dial (888) 203-1112 from the U.S. and Canada and (719) 457-0820 from other locations. The replay passcode is 4479009. To access the replay via webcast, visit www.crtx.com, click on "Investors" and then on "Webcasts &
Presentations."

    About Critical Therapeutics

    Critical Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases. The Company is developing a sales and marketing infrastructure in connection with its in-licensed product, ZYFLO(R), a tablet formulation of zileuton. Critical Therapeutics also is developing treatments directed toward the severe inflammatory response in acute diseases and conditions that lead to admission to the emergency room or intensive care unit, and acute exacerbations of chronic diseases that frequently lead to hospitalization. For more information, please visit www.crtx.com.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including statements regarding the progress and timing of our drug development programs and related trials, including, without limitation, the availability of top-line data from the Phase II trial of ZYFLO(R) in moderate to severe acne; the timing of regulatory approvals and product launches; the efficacy of our drug candidates; our strategy, future operations, financial position, future revenues, projected costs, including our net cash expenditures for 2005, prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: conducting clinical trials, including the timing and success of patient enrollment; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; the timing and success of submission, acceptance and approval of our regulatory filings; our heavy dependence on the commercial success of ZYFLO(R) tablets and the controlled-release formulation of zileuton; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for drug candidates and our discoveries. These and other risks are described in greater detail in the "Factors That May Affect Future Results" section of our most recent Report on Form 10-Q and other filings that we make with the Securities and Exchange Commission. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.
    In addition, the statements in this release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc. Filmtab(R) is a registered trademark of the Abbott Group of Companies.



              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)


                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
 in thousands except share
  and per share data             2004      2003        2004      2003
----------------------------------------------------------------------

 Revenue under
  collaboration agreement        $964      $620      $4,436    $1,021
 Operating expenses:
   Research and development     8,900     9,509      25,578    17,458
   General and
    administrative              3,563     1,305      10,878     3,771
     Total operating expenses  12,463    10,814      36,456    21,229

 Operating loss               (11,499)  (10,194)    (32,020)  (20,208)
 Other income, net                320        63         926        98
 Net loss                     (11,179)  (10,131)    (31,094)  (20,110)

 Accretion of dividends and
  offering costs on
  preferred stock                   0      (989)     (2,209)   (2,264)
 Net loss available to
  common stockholders        ($11,179) ($11,120)   ($33,303) ($22,374)
----------------------------------------------------------------------

 Net loss per share
  available to common
  stockholders                 ($0.47)  ($13.63)     ($2.28)  ($33.99)
----------------------------------------------------------------------
 Basic and diluted
  weighted-average common
  shares outstanding       23,735,544   815,840  14,631,371   658,204
----------------------------------------------------------------------


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                                            December 31,  December 31,
 in thousands                                  2004           2003
----------------------------------------------------------------------
 Assets:
 Current assets:
   Cash and cash equivalents                   $28,780        $40,078
   Amount due under collaboration agreement         16          2,500
   Short-term investments                       50,049              0
   Prepaid expenses and other                    1,851            430
      Total current assets                      80,696         43,008
 Fixed assets, net                               2,205          1,556
 Other assets                                      213            490
 Total assets                                  $83,114        $45,054
----------------------------------------------------------------------

 Liabilities and Stockholders' Equity (Deficit):
 Current liabilities:
   Current portion of long-term debt              $837           $552
   Accounts payable                              4,218            323
   Accrued license fees                              0          4,460
   Accrued expenses                              2,741            977
   Revenue deferred under collaboration
    agreement                                    8,543         11,478
      Total current liabilities                 16,339         17,790

 Long-term debt, less current portion            1,367            720
 Redeemable convertible preferred stock              0         51,395
 Stockholders' equity (deficit):
   Common stock                                     24              2
   Additional paid-in capital                  130,374         11,156
   Deferred stock-based compensation            (6,101)        (8,536)
   Due from stockholders                             0            (40)
   Accumulated deficit                         (58,527)       (27,433)
   Accumulated other comprehensive loss           (362)             0
      Total stockholders' equity (deficit)      65,408        (24,851)

 Total liabilities and stockholders' equity
  (deficit)                                    $83,114        $45,054
----------------------------------------------------------------------

              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)

                                                   Twelve Months Ended
                                                       December 31,
 in thousands                                        2004      2003
----------------------------------------------------------------------
 Cash flows from operating activities:
   Net loss                                        ($31,094) ($20,110)
   Adjustments to reconcile net loss to net cash
    used in operating activities:
     Depreciation and amortization expense            1,092       482
     Loss on disposal of fixed assets                   278         0
     Loss on conversion of warrants                      46         0
     Stock-based compensation expense                 3,562     5,072
     Forgiveness of notes receivable                    185         0
     Changes in assets and liabilities:
       Amount due under collaboration agreement       2,484    (2,500)
       Prepaid expenses and other                    (1,421)     (622)
       Other assets                                     277         0
       Accounts payable                               3,895       (94)
       Accrued license fees and other expenses       (2,211)    5,267
       Revenue deferred under collaboration
        agreement                                    (2,935)   11,479
           Net cash provided by (used in) operating
            activities                              (25,842)   (1,026)

 Cash flows from investing activities:
   Purchases of fixed assets                         (2,019)   (1,492)
   Proceeds from sales and maturities of short-term
    investments                                       7,200         0
   Purchases of short-term investments              (57,611)        0
           Net cash used in investing activities    (52,430)   (1,492)

 Cash flows from financing activities:
   Net proceeds from issuance of convertible
    preferred stock                                  28,050    27,906
   Net proceeds from the initial public offering of
    common stock                                     37,817         0
   Proceeds from exercise of stock options              175         6
   Repurchase of restricted common stock                  0        (1)
   Proceeds from notes receivable                         0       145
   Proceeds from long-term debt                       1,623     1,388
   Repayments of long-term debt                        (691)     (387)
           Net cash provided by financing
            activities                               66,974    29,057

 Net increase (decrease) in cash and cash
  equivalents                                       (11,298)   26,539
 Cash and cash equivalents at beginning of period    40,078    13,539
 Cash and cash equivalents at end of period         $28,780   $40,078
----------------------------------------------------------------------

    CONTACT: Critical Therapeutics, Inc.
             Frank Thomas, 781-402-5711
             Chief Financial Officer
             fthomas@crtx.com
             or
             Linda Lennox, 781-402-5708
             Director of Corporate Communications
             llennox@crtx.com